Exhibit T3B.35

OPERATING AGREEMENT OF

ZEPHYR LLC

THIS OPERATING AGREEMENT OF ZEPHYR VENTILATION, LLC ("Agreement"), is entered into effective as of November __, 2009, by LINEAR LLC, a California limited liability company (the "Member").

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Beverly- Killea Limited Liability Company Act as set forth in Title 2.5, Chapter 1 et seq. of the California Corporations Code, as hereafter amended from time to time (the "Act"), and hereby agrees as follows:

1.         Name. The name of the limited liability company formed hereby is ZEPHYR VENTILATION, LLC (the "Company").

2.         Certificates. Articles of Organization - Conversion (the "Articles") for the Company were filed on November __, 2009 with the Secretary of State of the State of California, and the Member and any Officers (defined below), and each of them, is authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.         Purpose. The primary object and purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is to conduct all activities necessary or appropriate in connection with the foregoing.

4.         Term of Company. The term of existence of the Company shall commence on the effective date of the filing of the Articles with the California Secretary of State, and shall continue until terminated by the provisions of this Agreement or as provided by law.

5.         Principal Business Office. The principal business office of the Company shall be located at 2277 Harbor Bay Parkway, Alameda, CA 94502 or such other location as may hereafter be determined by the Member.

6.         Registered Office. The address of the registered office of the Company in the State of California is located at 2730 Gateway Oaks Drive; Suite 100, Sacramento, CA 95833.

7.         Registered Agent. The name and address of the registered agent for service of process on the Company in the State of California is Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service.

8.         Member. The mailing address of the Member is 1950 Camino Vida Roble, Suite 150, Carlsbad, CA 92008.

9.         Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.       Capital Contributions. The Member is deemed admitted as the Member of the Company upon the filing of the Articles with the California Secretary of State. The Member will contribute the Interest to the capital of the Company as its initial capital contribution.

11.       Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company in such amounts and at such times as the Member determines in its sole and absolute discretion.

12.       Title to Assets. All assets of the Company, whether real or personal property, shall be held in the name of the Company.

13.       Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

14.       Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 17254 of the Act or other applicable law.

15.       Management. In accordance with Section 17150 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Act. The Member has the authority to bind the Company and any and all agreements, contracts and other documents or instruments affecting or relating to the business and affairs of the Company may be executed on the Company's behalf by the Member alone.

16.       Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the California General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Member.

17.       Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18.       Exculpation and Indemnification. No Member or Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss,

damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that a Member or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member's or Officer's willful misconduct. To the fullest extent permitted by applicable law, a Member or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that no Member or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

19.       Assignments. The Member may assign in whole or in part its membership interest in the Company. If a Member transfers all of its membership interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

20.       Resignation. The Member may resign from the Company. If the Member resigns pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 21, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

21.       Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

22.	Dissolution.

a.         The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 17351 of the Act.

b.         The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c.         In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 17353 of the Act.

23.       Bank Accounts. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Member. Withdrawal from such accounts shall require the signature of the Member or such other person or persons as the Member may designate.

24.       Tax Status of Company. So long as the Company has only one member, the Company shall be disregarded as an entity separate from the Member as provided in Treasury Regulation Section 301.7701-3(b), as hereafter amended or supplemented.

25.       Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

26.       Construction of Agreement. This Agreement shall inure to the benefit of, and shall bind, the parties hereto and their respective representatives, successors and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Member and its representatives, successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

27.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

28.       Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

29.       Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of California (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

30.       Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned Member, intending to be legally bound hereby, has duly executed this Agreement as of the 29th day of November, 2009.

LINEAR LLC,
a California Limited Liability Company

By:	/s/ Edward J. Cooney

- 4 -